EXHIBIT 4.2

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE NO. 1, dated as of September 26, 2005 (the “Supplemental Indenture”), among ICOS CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware, having its principal office at 22021 20th Avenue SE, Bothell, WA 98021 (herein called the “Company”), ICOS Washington Corporation, a corporation duly organized and existing under the laws of the state of Washington and a wholly owned subsidiary of the Company, having its principal office at 22021 20th Avenue SE, Bothell, WA 98021 (herein called the “Successor”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States, as Trustee hereunder (herein called the “Trustee”).

RECITALS OF THE COMPANY

The Company has heretofore delivered to the Trustee an Indenture dated as of June 20, 2003, (the “Original Indenture”), a form of which has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, as an exhibit to the Company’s Quarterly Report on Form 10-Q (File No. 0-19171), filed with the Commission on August 3, 2003.

The Company and the Successor have entered into that certain Agreement and Plan of Merger dated as of July 22, 2005 (the “Merger Agreement”) whereby upon the Effective Date (as defined below), the separate existence of the Company shall cease and the Successor, as the surviving corporation, shall (i) continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date; (ii) be subject to all actions previously taken by its and the Company’s Board of Directors; (iii) succeed, without other transfer, to all of the assets, rights, powers and property of the Company in the manner as more fully set forth in Chapter 23B.11.060 of the Washington Business Corporation Act; (iv) continue to be subject to all of its debts, liabilities and obligations as constituted immediately prior to the Effective Date; and (v) succeed, without other transfer, to all of the debts, liabilities and obligations of the Company in the same manner as if the Successor had itself incurred them, all as more fully provided under the applicable provisions of the Washington Business Corporation Act and the Delaware General Corporation Law.

Article VI of the Original Indenture provides for the Company, the Successor and the Trustee to enter into an indenture supplemental to the Original Indenture whereby the Successor shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Securities (as defined therein) and the Original Indenture.

The Board of Directors of the Company has duly adopted resolutions authorizing the Company to execute and deliver this Supplemental Indenture.

The Board of Directors of the Successor has duly adopted resolutions authorizing the Successor to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Securities by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE I

RELATION TO ORIGINAL INDENTURE;

DEFINITIONS; AUTHORITY

SECTION 1.1 RELATION TO ORIGINAL.

This Supplemental Indenture constitutes an integral part of the Original Indenture.

SECTION 1.2 DEFINITIONS.

For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(1) capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Original Indenture;

(2) all references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture;

(3) “Effective Date” means the Effective Date of the Merger as defined in the Merger Agreement; and

(4) “Merger” means the Merger as defined in the Merger Agreement.

SECTION 1.3 AUTHORITY FOR THIS SUPPLEMENTAL INDENTURE.

This Supplemental Indenture is adopted pursuant to Section 10.01 of the Original Indenture.

ARTICLE II

SUBSTITUTION OF THE SUCCESSOR

FOR THE COMPANY UNDER ORIGINAL INDENTURE

SECTION 2.1 ASSUMPTION BY THE SUCCESSOR.

The Successor hereby assumes, as of the Effective Date, the covenants and obligations of the Company contained in the Original Indenture and in the Securities, including but not limited to payments of interest and principal to the Paying Agent in accordance with the terms of the Securities, as permitted by Article VI of the Original Indenture.

SECTION 2.2 SUBSTITUTION OF THE SUCCESSOR FOR THE COMPANY.

Upon the Effective Date and in accordance with Section 7.01 of the Original Indenture, the Successor shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Original Indenture with the same effect as if the Successor had been named as the Company therein.

SECTION 2.3 NO EVENTS OF DEFAULT.

Each of the Company and the Successor represents and warrants that immediately after giving effect to the Merger, no Event of Default shall have occurred and be continuing.

SECTION 2.4 EXECUTION AND DELIVERIES.

On or prior to the Effective Date the Company shall have delivered to the Trustee each of the following (each of which shall be conditions precedent to the effectiveness of this Supplemental Indenture):

(1) an Officers’ Certificate stating that (a) the Merger and this Supplemental Indenture comply with Article VI of the Original Indenture and (b) that, in the opinion of the signers, all conditions precedent contained herein or in the Original Indenture relating to the Merger have been complied with; and

(2) an Opinion of Counsel, stating that (a) the Merger and this Supplemental Indenture comply with Article VI of the Original Indenture (b) that, in the opinion of such counsel, all conditions precedent contained herein or in the Original Indenture relating to the Merger have been complied with.

In executing this Supplemental Indenture, the Trustee, subject to Sections 8.01 and 8.02 of the Original Indenture, shall be fully protected in relying upon such Opinion of Counsel.

ARTICLE III

MISCELLANEOUS PROVISIONS

SECTION 3.1 EFFECTIVE DATE.

This Supplemental Indenture shall be fully effective in accordance with its terms as of the Effective Date, upon effectiveness of the Merger and satisfaction of the conditions contained in Section 2.4 hereof and upon the execution and delivery hereof by each of the parties hereto.

SECTION 3.2 RATIFICATION OF ORIGINAL INDENTURE.

Except as expressly modified or amended hereby, the Original Indenture continues in full force and effect and is in all respects confirmed and preserved.

SECTION 3.3 GOVERNING LAW.

THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 3.4 COUNTERPARTS.

This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the day and year first above written.

ICOS CORPORATION

By:	/s/ JOHN B. KLIEWER
Name:	John B. Kliewer
Title:	Vice President and General Counsel

ICOS WASHINGTON CORPORATION

By:	/s/ JOHN B. KLIEWER
Name:	John B. Kliewer
Title:	Secretary and General Counsel

WELLS FARGO BANK,
NATIONAL ASSOCIATION, as Trustee

By:	/s/ MADELIENA J. HALL
Name:	Madeliena J. Hall
Title:	Assistant Vice President